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                                                                    Exhibit 11.1

                              CN BIOSCIENCES, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                    THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                                       SEPTEMBER 30                           SEPTEMBER 30
                                                                  ------------------------------------------------------------------
                                                                       1996             1995                 1996             1995
                                                                  --------------------------             ---------------------------
Net income (loss)                                                        466              232                 1,323              958

Average common shares outstanding                                      1,059            1,067                 1,059            1,067

Net effect of dilutive common share equivalents
based on the treasure stock method                                       988              870                   988              870


Adjustments to reflect requirements of the
Securities and Exchange Commission (Effect
of SAB 83)                                                                50               50                    50               50
                                                                  ----------       ----------            ----------       ----------

Adjusted shares outstanding                                            2,097            1,987                 2,097            1,987
                                                                  ----------       ----------            ----------       ----------
Historical net income (loss) per share reflecting
requirements of the SEC                                                $0.22            $0.12                 $0.63                0
                                                                  ----------       ----------            ----------       ----------
Effect of assumed conversion of preferred
shares from data of issuance                                           1,435            1,435                 1,398            1,435
                                                                  ----------       ----------            ----------       ----------

Adjusted shares outstanding                                            3,532            3,422                 3,495            3,422
                                                                  ----------       ----------            ----------       ----------

Pro Forma net income (loss) per share                                  $0.13            $0.07                 $0.38            $0.28
                                                                  ----------       ----------            ----------       ----------